EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-218509 pertaining to the Hub Group, Inc. 2017 Long-Term Incentive Plan and Form S-8 No. 333-107745 pertaining to the Hub Group Employee Profit Sharing Plan and Trust of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedule of Hub Group, Inc., and the effectiveness of internal control over financial reporting of Hub Group, Inc., included in this Annual Report (Form 10-K) of Hub Group, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Chicago, Illinois

February 26, 2021